Exhibit 99

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020
C O N T A C T
Jennifer A. Olson-Goude
Investor and Media Relations
Tel: 612 303-6277
FOR IMMEDIATE RELEASE
Piper Jaffray Companies Announces
2010 First Quarter Results
MINNEAPOLIS — Apr. 21, 2010 — Piper Jaffray Companies (NYSE: PJC) today announced net income of $0.5 million, or $0.03 per diluted common share, for the quarter ended Mar. 31, 2010. Results included a $5.2 million (or $0.26 per diluted common share) write-off of a deferred tax asset related to a restricted stock grant that vested at a share price lower than the grant date share price. First quarter results compared to a net loss of $2.7 million, or $0.17 per diluted share, for the first quarter of 2009 and net income of $12.3 million, or $0.63 per diluted common share for the fourth quarter of 2009. First quarter 2010 net revenues were $109.6 million, compared to $83.9 million in the year-ago period, and $132.9 million for the fourth quarter of 2009.
“As our results show, we had a slow start to the year in equity financing and public finance underwriting. However, fixed income institutional brokerage rebounded from the lower sequential fourth quarter and financial advisory revenues improved,” said Andrew S. Duff, chairman and chief executive officer. “We believe our first quarter results understate the strength of our firm and momentum in our equity financing business. We remain committed to our ROE goal and confident in our prospects for 2010.”
Duff added, “We were very pleased to have closed our acquisition of Advisory Research, Inc. on Mar. 1. Going forward, we expect that asset management will contribute approximately 25 percent of our pre-tax operating income, which will provide a good complement to our more cyclical capital markets business.”

Results of Operations
First Quarter
Net Revenues
Investment Banking
For the first quarter of 2010, total investment banking revenues were $44.1 million, up 75 percent compared to the first quarter of 2009 and down 40 percent compared with the fourth quarter of 2009.
•	Equity financing revenues were $17.0 million, significantly higher than the $4.1 million recorded in the first quarter of last year and 54 percent lower than the fourth quarter of 2009. Equity capital markets were improved compared to the severe conditions one year ago. However, U.S., European and Asian equity markets declined early in the quarter, which negatively impacted capital raising for growth companies.

•	Fixed income financing revenues were $15.2 million, up 23 percent compared to the same period last year, due to a higher number of completed public finance transactions and higher average revenue per transaction. Compared to the near record fourth quarter of 2009, however, fixed income financing revenues declined 42 percent, due to fewer completed public finance transactions and lower average revenue per transaction. Corporate debt revenues also declined.

•	Advisory services revenues were $12.0 million, up 36 percent and 9 percent, compared to the year-ago period and the fourth quarter of 2009, respectively. The improvement mainly resulted from increased activity in Europe and Asia.
The following is a recap of completed deal information for the first quarter of 2010:
•	18 equity financings raising a total of $3.6 billion in capital.

•	113 tax-exempt issues with a total par value of $1.7 billion.

•	12 merger and acquisition transactions with an aggregate enterprise value of $1.7 billion. (The number of deals and the enterprise value include disclosed and undisclosed transactions.)

Institutional Brokerage
For the quarter ended Mar. 31, 2010, institutional brokerage generated net revenues of $54.3 million, down 7 percent compared to the first quarter of 2009, and up 8 percent compared to the fourth quarter of 2009.
•	Equity institutional brokerage revenues were $26.9 million, down 12 percent compared to the year-ago period, mainly driven by lower volumes in U.S. equity securities and lower convertibles revenues. Equity institutional brokerage revenues were down 4 percent compared to the fourth quarter of 2009.
•	Fixed income institutional brokerage revenues were $27.4 million, down 2 percent compared to the year-ago period, primarily due to lower revenues from secondary municipal and investment grade corporate securities, largely offset by stronger revenues from municipal strategic trading. Fixed income institutional brokerage revenues rose 24 percent compared to the fourth quarter of 2009, driven by stronger revenue from municipal strategic trading and aircraft-related products.
Asset Management
For the quarter ended Mar. 31, 2010, asset management revenues were $9.2 million, compared to $3.0 million in the year-ago period and $4.9 million in the fourth quarter of 2009. The increased revenues were primarily driven by the results for Advisory Research, which were included in the company’s results effective Mar. 1, 2010.
First Quarter
Non-Interest Expenses
For the first quarter of 2010, compensation and benefits expenses were $65.1 million, up 29 percent compared to the year-ago period, due to increased revenues and profitability. Compensation and benefits expenses were down 18 percent compared to the fourth quarter of 2009, commensurate with lower revenues and profitability. The compensation ratio for the first quarter of 2010 was 59.4 percent, compared to 60.0 percent in each of the first and fourth quarters of 2009.

For the first quarter of 2010, non-compensation expenses were $35.3 million, an increase of $5.3 million compared to the first quarter of 2009, mainly attributable to increased business activity, higher litigation-related expenses, and $0.6 million of incremental expenses related to Advisory Research (of which $0.4 million was intangible amortization). Non-compensation expenses were $34.2 million for the fourth quarter of 2009.
Other Matters
As disclosed in the company’s 2009 annual report on Form 10-K, approximately 500,000 shares of restricted stock vested in the first quarter of 2010 at values less than the grant date fair value, resulting in a $5.2 million tax expense, or $0.26 per common share. This tax expense was a write-off of the deferred tax asset related to the grant date fair value of a restricted stock grant, which vested in the quarter.
Additional Shareholder Information

	As of Mar. 31, 2010	As of Dec. 31, 2009	As of Mar. 31, 2009
Number of employees:	1,092	1,039	1,029
Asset Management AUM:	$12.8 billion	$6.9 billion	$5.5 billion
Shareholders’ equity:	$841.6 million	$778.6 million	$761.6 million
Annualized Return on Average Adjusted Shareholders’ Equity[1]	0.3%	7.3%	-1.7%
Book value per share:	$52.45	$49.80	$47.31
Tangible book value per share[2]:	$28.31	$38.50	$36.49

[1]	Adjusted shareholders’ equity equals total shareholders’ equity, including goodwill associated with acquisitions, less goodwill resulting from the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., by U.S. Bancorp. Annualized return on average adjusted shareholders’ equity is computed by dividing annualized net income by average monthly adjusted shareholders’ equity. Management believes that annualized return on adjusted shareholders’ equity is a meaningful measure of performance because it reflects equity deployed in our businesses after our spin off from U.S. Bancorp on December 31, 2003. The following table sets forth a reconciliation of shareholders’ equity to adjusted shareholders’ equity. Shareholders’ equity is the most directly comparable GAAP financial measure to adjusted shareholders’ equity.

	Average for the
	Three Months Ended	Three Months Ended	Three Months Ended
(Dollars in thousands)	Mar. 31, 2010	Dec. 31, 2009	Mar. 31, 2009
Shareholders’ equity	$800,852	$780,592	$756,041
Deduct: goodwill attributable to PJC Inc. acquisition by USB	105,522	105,522	105,522

Adjusted shareholders’ equity	$695,330	$675,070	$650,519

[2]	Tangible shareholders’ equity equals total shareholders’ equity less all goodwill and identifiable intangible assets. Tangible book value per share is computed by dividing tangible shareholders’ equity by common shares outstanding. Management believes that tangible book value per share is a more meaningful measure of our book value per share. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity. The following is a reconciliation of shareholders’ equity to tangible shareholders’ equity:

	As of	As of	As of
(Dollars in thousands)	Mar. 31, 2010	Dec. 31, 2009	Mar. 31, 2009
Shareholders’ equity	$841,596	$778,616	$761,554
Deduct: goodwill and identifiable intangible assets	387,409	176,692	174,277

Tangible shareholders’ equity	$454,187	$601,924	$587,277

Conference Call
Andrew S. Duff, chairman and chief executive officer, and Debbra L. Schoneman, chief financial officer, will host a conference call to discuss first quarter results on Wednesday, Apr. 21, at 9 a.m. ET (8 a.m. CT). The call can be accessed via live audio webcast available through the firm’s Web site at www.piperjaffray.com or by dialing (800) 908-1236, or (212) 231-2903 internationally, and referencing reservation #21464422. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 11 a.m. ET Apr. 21 at the same Web address or by calling (800) 633-8284 and referencing reservation #21464422.
About Piper Jaffray
Piper Jaffray Companies (NYSE: PJC) is a leading, international investment bank and institutional securities firm, serving the needs of corporations, private equity groups, public entities, nonprofit clients and institutional investors. Founded in 1895, Piper Jaffray provides a broad set of products and services, including equity and debt capital markets products; public finance services; financial advisory services; equity and fixed-income institutional brokerage; equity research and fixed income analytics; and asset management services. Piper Jaffray headquarters are located in Minneapolis, Minnesota, with offices across the U.S. and in London and Hong Kong. Piper Jaffray & Co. is the firm’s principal operating subsidiary. (www.piperjaffray.com)
© 2010 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020
Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about general economic and market conditions, the expected benefits of our acquisition of Advisory Research (including expectations regarding pre-tax income, return on shareholders’ equity and mitigation of volatility in our business), anticipated financial results (including expectations regarding revenue and expense levels, operating margin, the compensation ratio, return on shareholders’ equity, our quarterly run rate for non-compensation expenses, and the ratio of non-compensation expenses to revenues), the environment and prospects for capital markets transactions and institutional brokerage activity, our current deal pipelines, increasing the scale and profitability of our international operations, expected hiring activity, productivity levels, the mix of debt to equity on our balance sheet and the related leverage ratio, liquidity and capital resources more generally, share repurchase plans or other similar matters. These statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements, including (1) the expected benefits of the Advisory Research transaction, including earnings accretion, margin improvement, return on equity improvement, compensation ratio improvement, the mitigation of volatility in our overall business, and the achievement of scale sufficient to support organic growth, may take longer than anticipated to achieve and may not be achieved in their entirety or at all, (2) market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments (including market fluctuations or volatility) may adversely affect the environment for capital markets transactions and activity and our business, revenue levels and profitability, (3) the volume of anticipated investment banking transactions as reflected in our deal pipelines (and the net revenues we earn from such transactions) may differ from expected results if any transactions are delayed or not completed at all or if the terms of any transactions are modified, (4) we may not be able to compete successfully with other companies in the financial services industry, (5) our hiring of additional senior talent may not yield the benefits we anticipate or yield them within expected timeframes, (6) our ability to manage expenses, including our quarterly run rate for non-compensation expenses, may be limited by the fixed nature of certain expenses as well as the impact from unanticipated expenses, (7) an inability to access capital readily or on terms favorable to us could impair our ability to fund operations and could jeopardize our financial condition, (8) the other factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2009, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov). Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.
© 2010 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020
###

Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	Three Months Ended			Percent Inc/(Dec)
	Mar. 31,	Dec. 31,	Mar. 31,	1Q ’10	1Q ’10
(Amounts in thousands, except per share data)	2010	2009	2009	vs. 4Q ’09	vs. 1Q ’09
Revenues:
Investment banking	$43,748	$73,086	$24,350	(40.1)%	79.7%
Institutional brokerage	49,095	45,662	55,027	7.5	(10.8)
Interest	11,120	9,595	7,288	15.9	52.6
Asset management	9,154	4,864	3,009	88.2	204.2
Other income/(loss)	2,927	3,940	(3,599)	(25.7)	N/M

Total revenues	116,044	137,147	86,075	(15.4)	34.8

Interest expense	6,458	4,198	2,193	53.8	194.5

Net revenues	109,586	132,949	83,882	(17.6)	30.6

Non-interest expenses:
Compensation and benefits	65,096	79,774	50,324	(18.4)	29.4
Occupancy and equipment	7,669	7,804	6,518	(1.7)	17.7
Communications	6,489	5,679	6,099	14.3	6.4
Floor brokerage and clearance	2,617	2,860	2,882	(8.5)	(9.2)
Marketing and business development	5,322	5,607	4,445	(5.1)	19.7
Outside services	8,004	8,489	7,519	(5.7)	6.5
Other operating expenses	5,234	3,728	2,551	40.4	105.2

Total non-interest expenses	100,431	113,941	80,338	(11.9)	25.0

Income before income tax expense	9,155	19,008	3,544	(51.8)	158.3

Income tax expense	8,645	6,756	6,269	28.0	37.9%

Net income/(loss)	510	12,252	(2,725)	(95.8)	N/M

Net income allocated to restricted participating shares	(101)	(2,243)	—	(95.5)	N/M

Net income applicable to common shareholders	$409	$10,009	N/A	(95.9)%	N/M

Earnings per basic common share
Earnings/(loss) per basic common share	$0.03	$0.63	$(0.17)	(95.9)%	N/M

Earnings per diluted common share
Earnings/(loss) per diluted common share	$0.03	$0.63	$(0.17)	(95.9)%	N/M

Weighted average number of common shares outstanding
Basic	15,837	15,803	15,868	0.2%	(0.2)%
Diluted	15,924	15,908	15,868	0.1%	0.4%
N/M — Not meaningful
N/A — Not applicable as allocation of income was not made due to net loss position

Piper Jaffray Companies
Preliminary Unaudited Revenues (Detail)

	Three Months Ended			Percent Inc/(Dec)
	Mar. 31,	Dec. 31,	Mar. 31,	1Q ’10	1Q ’10
(Dollars in thousands)	2010	2009	2009	vs. 4Q ’09	vs. 1Q ’09
Investment banking
Financing
Equities	$16,988	$36,542	$4,063	(53.5)%	318.1%
Debt	15,181	26,097	12,388	(41.8)	22.5
Advisory services	11,975	10,991	8,815	9.0	35.8

Total investment banking	44,144	73,630	25,266	(40.0)	74.7

Institutional sales and trading
Equities	26,927	28,004	30,662	(3.8)	(12.2)
Fixed income	27,376	22,104	27,805	23.9	(1.5)

Total institutional sales and trading	54,303	50,108	58,467	8.4	(7.1)

Asset management	9,154	4,864	3,009	88.2	204.2

Other income/(loss)	1,985	4,347	(2,860)	(54.3)	N/M

Net revenues	$109,586	$132,949	$83,882	(17.6)%	30.6%

N/M — Not meaningful